Exhibit 99.1
KINDER MORGAN ENERGY PARTNERS INCREASES QUARTERLY DISTRIBUTION TO $1.32 PER UNIT

Up 7% Over Second Quarter 2012

HOUSTON, July 17, 2013 - Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today increased its quarterly cash distribution per common unit to $1.32 ($5.28 annualized) payable on Aug. 14, 2013, to unitholders of record as of July 31, 2013. This represents a 7 percent increase over the second quarter 2012 cash distribution per unit of $1.23 ($4.92 annualized) and is up from $1.30 per unit ($5.20 annualized) for the first quarter of 2013. KMP has increased the distribution 48 times since current management took over in February 1997.
Chairman and CEO Richard D. Kinder said, “KMP had a strong second quarter as our stable and diversified assets continued to grow and produce incremental cash flow. Our five business segments produced approximately $1.337 billion in segment earnings before DD&A and certain items, up 39 percent from the second quarter of 2012. Growth was spearheaded by the drop downs from Kinder Morgan, Inc. associated with its acquisition of El Paso Corporation last year, contributions from the midstream assets we recently acquired in the Copano Energy transaction, strong oil production in our CO2 segment and good results at our Products Pipelines business. Looking forward, we see exceptional growth opportunities across all of our business segments, as there is a need to build additional midstream infrastructure to move or store oil, gas and liquids from the prolific shale plays in the United States and the oilsands in Alberta, along with increasing demand for CO2, which is used for enhanced oil recovery. We currently have identified approximately $13 billion in expansion and joint venture investments at KMP and we are pursuing customer commitments for additional projects.”
KMP reported second quarter distributable cash flow before certain items of $505 million, up 38 percent from $366 million for the comparable period in 2012. Distributable cash flow per unit before certain items was $1.22 compared to $1.07 for the second quarter last year. Second quarter net income before certain items was $627 million compared to $467 million for the same period in 2012. Including certain items, net income was $1.010 billion

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compared to $0.138 billion for the second quarter last year. Certain items for the second quarter totaled a net gain of approximately $383 million versus a net loss of $329 million for the same period last year. Certain items principally reflected a gain related to re-measurement of KMP's original 50 percent interest in the Eagle Ford joint venture to fair market value as a result of the Copano acquisition, and a loss related to additional legal reserves primarily attributable to an adverse California Fourth District Court of Appeal decision denying an income tax allowance on SFPP's intrastate pipelines in California.
For the first six months of the year, KMP reported distributable cash flow before certain items of $1.055 billion, up 27 percent from $0.828 billion for the comparable period in 2012. Distributable cash flow per unit before certain items was $2.67 compared to $2.44 for the same period last year. Net income before certain items was $1.282 billion compared to $1.001 billion for the first two quarters of 2012. Including certain items, net income was $1.802 billion compared to $0.346 billion for the same period last year. Certain items for the first six months of the year totaled a net gain of approximately $520 million (which in addition to the items noted above included a net gain from KMP's first quarter sale of its portion of the Express-Platte Pipeline) versus a net loss of $655 million for the same period last year.
Overview of Business Segments
The Natural Gas Pipelines business produced second quarter segment earnings before DD&A and certain items of $566 million, up substantially from $238 million for the same period last year due primarily to the drop downs from KMI associated with the El Paso acquisition and two months of contributions from the Copano transaction. This segment is expected to exceed its published annual budget of 54 percent growth primarily due to the Copano acquisition, which closed May 1.
“Growth in this segment compared to the second quarter last year was driven by the drop downs of Tennessee Gas Pipeline (TGP), El Paso Natural Gas (EPNG) and certain midstream assets, along with contributions from the recently purchased Copano assets in Texas and Oklahoma,” Kinder explained. “TGP and EPNG continue to outperform our acquisition model, and the gathering and processing assets we acquired from Copano in south Texas produced strong results. We are pleased with the progress that has been made in integrating Copano into

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KMP and are delighted with the assets and talented employees that are now part of the KMP team. Our Texas intrastates also performed well in the second quarter.”
While second quarter earnings in this segment reflect the impact of the November 2012 divestitures of our Rockies assets, that impact was more than mitigated by the financial results produced by the assets acquired in the El Paso and Copano transactions.
Overall segment transport volumes declined by about 5 percent versus the second quarter of 2012 due in large part to significantly lower power plant gas demand. Sales volumes on the Texas intrastates were up 2 percent compared to the second quarter of 2012, largely reflecting new sales at facilities connected during and after the second quarter last year.
“We continue to believe that natural gas is the future play for America because it's domestic, clean, abundant and very reasonably priced,” Kinder stated. “Our El Paso and Copano transactions have significantly increased our natural gas footprint in the United States, and KMP is well positioned to play a leading role in building and expanding infrastructure required to connect developing natural gas supplies to markets. As an example, we are seeing much higher demand for gas deliveries to Mexico and we have a number of expansion projects underway to meet that demand.”
The CO2 business produced second quarter segment earnings before DD&A and certain items of $351 million, up 10 percent from $320 million for the same period in 2012, and currently is expected to be slightly above its published annual budget of 5 percent growth.
“Our CO2 business had a good second quarter led by strong oil production at SACROC, improved production at the Katz Field and higher oil prices,” Kinder said. “Combined, gross oil production volumes in the segment increased by 2,630 barrels per day (bpd) for the second quarter, up 5 percent compared to the same period last year. This increase includes one month of production from the recently acquired Goldsmith Landreth San Andres Unit in West Texas, which is detailed in the other news section. This segment continued to be impacted by lower NGL prices, which decreased about 11 percent compared to the same period last year.”
Oil production at the SACROC Unit increased to 30.0 thousand barrels per day (MBbl/d) in the second quarter, up 6 percent from 28.4 MBbl/d for the same period last year, and slightly above plan. Production continued to be relatively stable at the Yates Field, which produced 20.7 MBbl/d in the second quarter versus 20.8 MBbl/d for the same period last year, and flat to

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plan. Production at the Katz Field was 2.5 MBbl/d in the second quarter, up almost 40 percent from 1.8 MBbl/d for the same period last year, but slightly below plan. While the average West Texas Intermediate (WTI) crude oil price for the second quarter was $96.30 compared to the $91.68 per barrel that was assumed when the company developed the 2013 budget, this benefit was partially offset by lower NGL prices.
The Snyder Gas Plant recorded gross NGL production of 19.2 MBbl/d for the second quarter despite a maintenance turnaround in May, up slightly compared to the same period in 2012, but below record first quarter production of 20.5 MBbl/d.
“In response to the industry's continuing robust demand for CO2, we are exploring several expansion opportunities that could lead to over $2 billion in investments that would increase our CO2 sales and transport volumes by 800 million cubic feet per day by 2017,” Kinder said. “This would bring our total system capacity to more than 2 billion cubic feet of CO2 per day.”
In this segment KMP is exposed to commodity price risk, but that risk is partially mitigated by a long-term hedging strategy intended to generate more stable realized prices. The realized weighted average oil price per barrel for the second quarter, with all hedges allocated to oil, was $94.20 versus $85.96 for the same period in 2012. The realized weighted average NGL price per barrel for the year, allocating none of the hedges to NGLs, was $44.17 for the second quarter compared to $49.44 for the same period in 2012.
The Products Pipelines business produced second quarter segment earnings before DD&A and certain items of $179 million, up 8 percent from $166 million for the comparable period in 2012, and currently is on track to slightly exceed its published annual budget of 6 percent growth. Segment earnings would have been higher except for lower revenues on SFPP's intrastate pipelines in California, primarily due to the adverse California Fourth District Court of Appeal ruling.
“The increase in earnings compared to the second quarter of 2012 was driven by our Transmix operations, which had higher volumes and improved margins,” Kinder said. “The Southeast Terminals also contributed to the boost in segment earnings, reflecting higher ethanol and butane blending revenues versus the same period last year. NGL volumes increased

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approximately 12 percent compared to the second quarter last year, reflecting the ethane-propane mix Cochin began transporting in June of 2012.”
Total refined products volumes for the second quarter were up 3.5 percent compared to the same period last year, including Plantation. Compared to the second quarter last year, overall segment gasoline volumes (including transported ethanol on the Central Florida Pipeline) were up 5.9 percent and diesel volumes rose 2.7 percent. Jet fuel volumes declined by 3.8 percent primarily attributable to reduced military flight activity in California and Nevada.
The Products Pipelines segment handled over 10.3 million barrels of biofuels (ethanol and biodiesel) in the second quarter, up 26 percent from the same period a year ago. The increase was driven by the August 2012 acquisition of a biofuel transload terminal in South Carolina and SFPP biodiesel blending projects coming online this year on the West Coast. This segment continues to make investments in assets across its operations to accommodate more biofuels.
The Terminals business produced second quarter segment earnings before DD&A and certain items of $191 million, up 5 percent from $183 million for the same period in 2012, and currently expects to be slightly below its published annual budget of 12 percent growth.
“Growth in this segment versus the same period last year was almost all organic and was driven primarily by higher earnings from our liquids terminals, reflecting new and restructured contracts with higher rates,” Kinder said. “Our IMT facility in Louisiana also contributed to this segment's quarterly earnings growth with an increase in export coal volumes, reflecting the completion of a new shiploader project. Coal demand decreased overall, however, as export coal volumes declined by 10 percent due to lower market demand and scheduled maintenance at Pier IX. Lower steel volumes also impacted segment earnings.”
For the second quarter, Terminals handled 15.6 million barrels of ethanol, down from 16.3 million barrels for the same period last year due primarily to the conversion of the Richmond, Va., facility to crude and a contract termination. Combined, the terminals and products pipelines business segments handled 25.3 million barrels of ethanol, up from 24.1 million barrels for the second quarter of 2012. KMP continues to handle approximately 30 percent of the ethanol used in the United States.

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Kinder Morgan Canada produced second quarter segment earnings before DD&A and certain items of $50 million versus the $52 million it reported for the same period in 2012. Kinder Morgan Canada is expected to come in below its published annual budget of 3 percent growth primarily due to the sale of Express-Platte. However, overall at KMP, the sale is expected to be modestly accretive.
“Highlights in the second quarter included strong Trans Mountain volumes into Washington state and approval of commercial terms by the National Energy Board for the Trans Mountain expansion,” Kinder said.
2013 Outlook
As previously announced, KMP increased its 2013 projections following the Copano Energy acquisition and now expects to declare cash distributions of $5.33 per unit, up from its 2013 published annual budget of $5.28 per unit, which represents a 7 percent increase over its 2012 distribution of $4.98 per unit. (KMR also expects to declare distributions of $5.33 per share for 2013, and the distribution to KMR shareholders will be paid in the form of additional KMR shares.)
KMP's expectations assume an average WTI crude oil price of approximately $91.68 per barrel in 2013, which approximated the forward curve at the time the budget was prepared. The overwhelming majority of cash generated by KMP's assets is fee based and is not sensitive to commodity prices. In its CO2 segment, the company hedges the majority of its oil production, but does have exposure to unhedged volumes, a significant portion of which are natural gas liquids. For 2013, the company expects that every $1 change in the average WTI crude oil price per barrel will impact the CO2 segment by approximately $6 million, or approximately 0.1 percent of KMP's combined business segments' anticipated segment earnings before DD&A.
Other News
Natural Gas Pipelines

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Construction of mainline looping and compression is progressing in various areas of Pennsylvania and New Jersey on TGP's fully subscribed and permitted Northeast Upgrade Project. Scheduled to be operational Nov. 1, 2013, the project will provide additional takeaway capacity from the Marcellus shale area. The approximately $480 million project will boost capacity on TGP's system by approximately 636 million cubic feet per day (MMcf/d) via five pipeline loops and system upgrades.

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•
In Pennsylvania, compression and pipeline construction for TGP's Marcellus Pooling Point project is continuing, with completion slated for Nov. 1. The approximately $86 million project, which is fully subscribed, will provide about 240,000 dekatherms per day of additional firm Marcellus transportation capacity. The project includes nearly 8 miles of 30‑inch diameter pipeline looping, system modifications and upgrades to provide bi-directional flow capability at four existing compressor stations, all in Pennsylvania.

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TGP has submitted comments to the Pennsylvania Department of Environmental Protection in conjunction with an air permit required for its proposed approximately $83 million Rose Lake Expansion Project in northeastern Pennsylvania. The project will provide long-term firm transportation service for two shippers that have fully subscribed 230,000 dekatherms per day of firm capacity offered in TGP's Zone 4 in Pennsylvania. TGP proposes to retire older compressor units, add new, more efficient and cleaner burning units, and make other modifications involving three existing compressor stations that serve its 300 Line. The project expects to receive a Federal Energy Regulatory Commission (FERC) certificate and an air permit in September, to be followed by construction. The anticipated in-service date is November 2014.

•
TGP has executed precedent agreements for its proposed Connecticut expansion project. The approximately $77 million fully subscribed project will provide 72,000 dekatherms per day of additional capacity for two local distribution customers in New England. The project calls for approximately 13 miles of new pipeline loops along the TGP 200 Line system in New York, Massachusetts and Connecticut, and acquisition of an existing lateral pipeline via an exchange agreement with another operator. The project expects to file an application for a certificate of public convenience and necessity with the FERC by the end of the first quarter of 2014. The expansion is expected to be operational Nov. 1, 2016, subject to receipt of regulatory approvals.

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TGP has executed precedent agreements for its proposed Cameron LNG expansion project. The approximate $138 million expansion project will provide 900,000 dekatherms per day of additional capacity for two LNG export customers.

•
Construction is expected to begin in October for additional pipeline looping to boost compression as part of the Willcox Lateral II expansion on EPNG. A Jan. 1, 2014, in-service date is anticipated. In early June, the FERC approved EPNG's request to increase delivery pressure near the U.S.-Mexico border in Cochise County, Ariz. EPNG is proposing to construct about 11 miles of 16-inch pipeline loop. The higher pressure was requested by an existing customer to meet electric power plant fuel load requirements in Mexico. The combined capital cost for Willcox I (placed in service in April of this year) and Wilcox II is approximately $37 million.

•
Permitting continues for the approximately $204 million Sierrita Pipeline Project. The proposed project would include construction of a 60-mile pipeline that would extend from the EPNG pipeline system, near Tucson, Ariz., to the Mexican border at Sasabe, Ariz., where it would connect with a new pipeline planned on the Mexican side of the border. The 36‑inch Sierrita Pipeline will have approximately 200 MMcf/d of capacity and MGI Supply, an affiliate of PEMEX, Mexico's state-owned oil and gas company, previously executed a

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25-year agreement for all of the capacity. In July, KMP executed agreements with a subsidiary of PEMEX, and an affiliate of Mitsui & Co., Ltd., which acquired 35 percent and 30 percent interests, respectively, in Sierrita Gas Pipeline. KMP owns 35 percent of and will construct and operate the Sierrita Pipeline. Subject to regulatory approvals, the pipeline is expected to be in service in September 2014.

•
KMP entered into long-term firm contracts with three customers in Mexico for in excess of 200 MMcf/d of capacity on the Kinder Morgan Texas and Mier-Monterrey pipelines. The company will invest approximately $114 million in the project for compression and pipeline system modifications. The FERC approved a prior request and issued an amended presidential permit in late June to increase the border crossing capacity to as much as 700 MMcf/d from the prior approved capacity of approximately 425 MMcf/d.

•
On May 1, KMP completed the Copano Energy acquisition, acquiring all of Copano's outstanding units for a total purchase price of approximately $5 billion, including assumption of debt. The acquisition added midstream natural gas assets primarily in Texas, Oklahoma and Wyoming, and added to our service offerings to natural gas producers, including gathering, processing, treating and fractionation. As a result of this transaction, KMP is pursuing incremental development in the Eagle Ford Shale play in south Texas, and gained entry into the Barnett Shale Combo in north Texas and the Mississippi Lime and Woodford Shales in Oklahoma.

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The first of two 400 MMcf/d cryogenic unit expansions at the former Copano Houston Central Plant in Colorado County, Texas, was placed into service in April. The second unit is under construction and targeted for completion in mid 2014. Upon completion of the second expansion, total processing capacity at the Houston Central Plant will be in excess of 1.2 billion cubic feet per day (Bcf/d). KMP's investment in this expansion is approximately $184 million.

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The approximately $120 million DK southwest expansion, a Copano pipeline project initiated in 2012, began operations in April. The project expands the 24-inch DK pipeline system about 65 miles southwest into McMullen County, Texas, and is supported by a long-term, fee-based agreement with one customer. Midstream gathering and handling services are being provided in exchange for committed volumes of production from the customer's production. Additional system capacity expansions are in progress, involving compression and increased interconnectivity with existing Kinder Morgan pipelines in Texas.

CO2

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In June, KMP acquired the Goldsmith Landreth San Andres Unit in West Texas from Legado Resources for approximately $285 million. Goldsmith includes more the 6,000 acres in Ector County and is in the early stages of a CO2 flood development. The unit currently produces approximately 1,250 bpd of oil and is projected to peak at approximately 10,000 bpd in about 10 years. Also of importance, as part of the transaction KMP obtained a long-term CO2 supply contract with volumes growing to 150 MMcf/d over the next few years.

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KMP has received all necessary permits for the approximately $210 million expansion of the Yellow Jacket Central Facility at the McElmo Dome CO2 source field in southwest Colorado-the first of four planned projects that will increase CO2 production from 1.1 Bcf/d to 1.23 Bcf/d for many years. As operator of the McElmo Dome, KMP is constructing four new booster compressors with a total of 47,000 horsepower as part of the expansion, in addition to modifying piping upstream of the facility to loop parts of the company's gathering system. The project is expected to be operational by November 2014.

•
KMP is now ahead of schedule and remains on budget to complete the $255 million expansion of its Doe Canyon Unit CO2 source field in southwestern Colorado where the company is adding primary and booster compression to increase capacity from 105 MMcf/d to 200 MMcf/d. The company already is producing 150 MMcf/d and expects capacity to be near 200 MMcf/d by year end.

•
Work also continues on the expansion of KMP's Wink Pipeline System, which transports crude from the company's West Texas oil fields to Western Refining Company's facility in El Paso, Texas. The company is in the process of increasing Wink's capacity from 132,000 bpd to 145,000 bpd to meet expected higher future throughput requirements at Western's refinery, and will coordinate the final completion of the project with Western's maintenance schedule.

Products Pipelines

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Construction is underway on KMP's approximately $260 million Cochin Pipeline Reversal Project. The company started modifications on the U.S. portion of the pipeline system in April to prepare for the transportation of moving light condensate from Kankakee County, Ill., to existing terminal facilities near Fort Saskatchewan, Alberta. In May, construction began on a 1 million barrel storage capacity tank farm and associated piping where Cochin will interconnect with Explorer Pipeline Company's pipeline. Kinder Morgan received approval from the National Energy Board in June and will begin work this month on the Canadian section of the pipeline system. The project is supported by long-term commercial contracts and is on schedule for a July 2014 in-service date.

•
In June, KMP received necessary environmental permits to begin construction of the company's petroleum condensate processing facility located near its Galena Park terminal on the Houston Ship Channel. Foundation work is underway for the first unit of the processing facility. Supported by a long-term, fee-based agreement with BP North America for all 100,000 bpd of throughput capacity at the facility, KMP's approximately $360 million investment also includes building a second unit to split condensate into its various components and an additional 750,000 barrels of storage capacity for product being split at the facility. The company is on schedule to place the first phase of the splitter into service in June of 2014 and the second unit in service in the second quarter of 2015.

•
KMP will begin construction this month on its approximately $109 million project to expand the Kinder Morgan Crude Condensate (KMCC) pipeline deeper into the Eagle Ford Shale play in Karnes County, Texas. The expansion, supported by a long-term contract with ConocoPhillips, will extend the 178-mile pipeline 31 miles west from the company's DeWitt

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County station to ConocoPhillips' central delivery facility. KMP will also build receipt tanks and a truck unloading facility adjacent to the Helena facility. The company expects to complete the project in the third quarter of 2014.

•
KMP is expanding the Sweeny Lateral pipeline it is building to transport Eagle Ford crude and condensate from its KMCC pipeline to Phillips 66's Sweeny Refinery in Brazoria County, Texas, to meet an increased volume commitment from Phillips 66. The expansion will increase the capacity on the 27-mile, 12-inch diameter lateral pipeline from an initial 30,000 bpd to 100,000 bpd, and will increase the capital investment in the project from approximately $90 million to about $101 million. KMP will also add new pumps and an additional 120,000-barrel storage tank at its Wharton County pump station, bringing the total to four tanks with approximately 480,000 barrels of crude/condensate capacity. Additionally, the company will increase the truck offloading capabilities at its DeWitt County station. KMP is on schedule to complete construction of the pipeline and accept initial deliveries early in the fourth quarter of 2013, with the entire system being operational in the first quarter of 2014.

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KMP is nearing completion on the construction of the approximately $230 million Parkway Pipeline, a joint venture with Valero. The company has acquired all easements and secured all applicable permits for the project, and is on schedule to have the pipeline in service in September 2013. The 141-mile, 16-inch diameter pipeline will transport gasoline and diesel from a refinery in Norco, La., to an existing petroleum transportation hub in Collins, Miss., which is owned by Plantation Pipe Line Company. The initial capacity of the pipeline will be 110,000 bpd and it can be expanded to 200,000 bpd.

•
Double Eagle Pipeline, a joint venture between KMP (part of the Copano acquisition) and Magellan Midstream Partners, delivers Eagle Ford Shale condensate to customers in Corpus Christi, Texas. In the second quarter, Double Eagle began transporting condensate on its southeastern 73-mile pipeline segment from Three Rivers to Magellan's Corpus Christi terminal. The company's new truck unloading and storage facility near Three Rivers also began service this quarter. Double Eagle expects to complete both the eastern 38-mile segment of its pipeline from Karnes County to Three Rivers and the western 85-mile segment from LaSalle County to Three Rivers early in the third quarter. The initial capacity of the pipeline is 100,000 bpd, but can be expanded to 150,000 bpd with additional pumps and equipment. KMP operates the Double Eagle Pipeline.

•
KMP is disappointed that the California Fourth District Court of Appeal upheld a previously announced California Public Utilities Commission's decision that denies SFPP an income tax allowance on the rates it charges shippers to transport refined petroleum products through its California intrastate pipelines. In contrast, federal rulings permit an income tax allowance for interstate pipelines of master limited partnerships. SFPP is currently assessing the precise impact of the ruling and its options, including a possible appeal to the California Supreme Court. KMP does not expect any reparations that it would pay in this matter to have an impact on its distributions to limited partners.

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Terminals

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KMP announced a 900,000-barrel expansion at the Battleground Oil Specialty Terminal Company (BOSTCO) currently under construction on the Houston Ship Channel. The expansion is supported by a long-term leased storage and handling services contract with Morgan Stanley Group and includes six, 150,000-barrel, ultra low sulphur diesel tanks, additional pipeline and deepwater vessel dock access, and high-speed loading. Work on the expansion has begun, with commercial operations for the second phase expected to be in service in the fourth quarter of 2014. Including the expansion, the approximately $485 million BOSTCO oil terminal is fully subscribed for the total capacity of 7.1 million barrels and will include the construction of 57 storage tanks to handle ultra low sulphur diesel, residual fuels and other black oil terminal services. Commercial operations for the first phase of the project are expected to begin in the third quarter of 2013. KMP owns 55 percent of BOSTCO.

•
Construction continues at KMP's Edmonton Terminal in Strathcona County, Alberta, to build 4.8 million barrels of new storage at a cost of approximately $438 million. Construction of Phase 1 of the expansion, which consists of 3.6 million barrels, is expected to be completed in December of 2013. Construction of Phase 2, which consists of 1.2 million barrels, is expected to be completed in late 2014. The project is supported by long-term contracts with major producers and refiners. When completed, total storage capacity at the Edmonton facility will be 9.4 million barrels, including the existing Trans Mountain system facility and the North 40 merchant terminal.

•
In the second quarter, KMP completed a previously announced commercial agreement along the Houston Ship Channel and will proceed with additional infrastructure to help meet growing demand for liquids storage and dock services along the Gulf Coast. The combined investment of approximately $170 million includes the purchase of 42 acres, construction of a new ship dock to handle ocean going vessels and building 1.4 million barrels of liquids storage tanks. KMP has entered into a long-term contract with a major ship channel refiner to construct six 185,000-barrel tanks and four 75,000-barrel tanks with connectivity to its Galena Park terminal and to the refiner's location. The property will be used to provide dock services for up to eight vessels a month for the refinery and four vessels a month for KMP's Galena Park terminal. The project is expected to be completed in January 2016.

•
KMP is investing approximately $106 million to purchase 20 acres adjacent to the company's Pasadena terminal, build nine new tanks with a storage capacity of 1.2 million barrels at its Galena Park terminal under long-term agreements, and construct a new barge dock that is expected to help relieve current congestion on the Houston Ship Channel. The new barge dock will provide additional capacity to handle up to 50 barges per month. The tanks are expected to be in service by the end of 2014 and the barge dock is slated for a mid-2015 completion. The purchased acreage will be used to develop an additional crude condensate terminal with a storage capacity of 1.5 million barrels.

•
KMP purchased two liquids handling facilities from Allied Terminals in Norfolk and Chesapeake, Va., for approximately $24 million. Combined, the two facilities consist of 40 tanks with a total capacity of almost 1.8 million barrels of storage and sit on 119 acres along

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the Elizabeth River. The modes of operation are water, rail, pipeline and truck. The primary commodities handled at the two locations are refined products, fertilizer and ethanol.
Kinder Morgan Canada

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KMP received approval of commercial terms from the National Energy Board in May for its proposed expansion of the Trans Mountain pipeline system. The $5.4 billion investment will increase capacity on the pipeline to 890,000 bpd. The expansion will complete the twinning of the existing Trans Mountain pipeline system from Strathcona County, Alberta, to Burnaby, British Columbia. Trans Mountain expects to file a Facilities Application with the National Energy Board in late 2013, for authorization to build and operate the necessary facilities for the proposed expansion. The application will include the environmental, socio-economic, Aboriginal engagement, landowner and public consultation, and engineering components, and initiate a comprehensive regulatory and public review process. If approvals are received as planned, the expansion is expected to be operational in late 2017.

Financings

•	KMP and KMR sold common units and shares valued at approximately $585 million under their at-the-market programs during the second quarter.
Kinder Morgan Management, LLC
Shareholders of KMR will also receive a $1.32 dividend ($5.28 annualized) payable on Aug. 14, 2013, to shareholders of record as of July 31, 2013. The dividend to KMR shareholders will be paid in the form of additional KMR shares. The dividend is calculated by dividing the cash distribution to KMP unitholders by KMR's average closing price for the 10 trading days prior to KMR's ex-dividend date.
Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company and one of the largest publicly traded pipeline limited partnerships in America. It owns an interest in or operates more than 54,000 miles of pipelines and 180 terminals. The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI). Kinder Morgan is the largest midstream and the third largest energy company in North America with a combined enterprise value of approximately $115 billion. It owns an interest in or operates more than 82,000 miles of pipelines and 180 terminals. Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel. KMI owns the general partner interests of KMP and El Paso Pipeline Partners, L.P. (NYSE: EPB), along with limited partner interests in KMP and EPB and shares in Kinder Morgan Management, LLC (NYSE: KMR). For more information please visit www.kindermorgan.com.

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Please join Kinder Morgan at 4:30 p.m. Eastern Time on Wednesday, July 17, at www.kindermorgan.com for a LIVE webcast conference call on the company's second quarter earnings.

The non-generally accepted accounting principles, or non-GAAP, financial measures of distributable cash flow before certain items, both in the aggregate and per unit, and segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments, or DD&A, and certain items, are presented in this news release.
Distributable cash flow before certain items is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders on an ongoing basis. Management uses this metric to evaluate our overall performance. It also allows management to simply calculate the coverage ratio of estimated ongoing cash flows to expected cash distributions. Distributable cash flow before certain items is also an important non-GAAP financial measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment. This financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in the quarterly distributions we are paying pursuant to our partnership agreement. Our partnership agreement requires us to distribute all available cash. Distributable cash flow before certain items and similar measures used by other publicly traded partnerships are also quantitative measures used in the investment community because the value of a unit of such an entity is generally determined by the unit's yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). The economic substance behind our use of distributable cash flow before certain items is to measure and estimate the ability of our assets to generate cash flows sufficient to make distributions to our investors.
We define distributable cash flow before certain items to be limited partners' pretax income before certain items and DD&A, less cash taxes paid and sustaining capital expenditures for KMP, plus DD&A less sustaining capital expenditures for our equity method investees, less equity earnings plus cash distributions received for Express and Endeavor (additional equity investees).
Distributable cash flow before certain items per unit is distributable cash flow before certain items divided by average outstanding units. “Certain items” are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact, for example, goodwill impairments, allocated compensation for which we will never be responsible, and results from assets prior to our ownership that are required to be reflected in our results due to accounting rules regarding entities under common control, or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically, for example legal settlements, hurricane impacts and casualty losses. Management uses this measure and believes it is important to users of our financial statements because it believes the measure more effectively reflects our business' ongoing cash generation capacity than a similar measure with the certain items included.
For similar reasons, management uses segment earnings before DD&A and certain items in its analysis of segment performance and management of our business. General and administrative expenses are generally not controllable by our business segment operating managers, and therefore, are not included when we measure business segment operating

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performance. We believe segment earnings before DD&A and certain items is a significant performance metric because it enables us and external users of our financial statements to better understand the ability of our segments to generate cash on an ongoing basis. We believe it is useful to investors because it is a measure that management believes is important and that our chief operating decision makers use for purposes of making decisions about allocating resources to our segments and assessing the segments' respective performance.
We believe the GAAP measure most directly comparable to distributable cash flow before certain items is net income. Our calculation of distributable cash flow before certain items, which begins with net income after subtracting certain items that are specifically identified in the accompanying tables, is set forth in those tables. Net income before certain items is presented primarily because we use it in this calculation. Segment earnings before DD&A as presented in our GAAP financials is the measure most directly comparable to segment earnings before DD&A and certain items. Segment earnings before DD&A and certain items is calculated by removing the certain items attributable to a segment, which are specifically identified in the footnotes to the accompanying tables, from segment earnings before DD&A. In addition, segment earnings before DD&A as presented in our GAAP financials is included on the first page of the tables presenting our financial results.
Our non-GAAP measures described above should not be considered as an alternative to GAAP net income, segment earnings before DD&A or any other GAAP measure. Distributable cash flow before certain items and segment earnings before DD&A and certain items are not financial measures in accordance with GAAP and have important limitations as analytical tools. You should not consider either of these non-GAAP measures in isolation or as a substitute for an analysis of our results as reported under GAAP. Because distributable cash flow before certain items excludes some but not all items that affect net income and because distributable cash flow measures are defined differently by different companies in our industry, our distributable cash flow before certain items may not be comparable to distributable cash flow measures of other companies. Segment earnings before DD&A and certain items has similar limitations. Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.

This news release includes forward-looking statements. These forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Kinder Morgan believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include those enumerated in Kinder Morgan's reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, Kinder Morgan undertakes no obligation to update or review any forward-looking statement because of new information, future events or other factors. Because of these uncertainties, readers should not place undue reliance on these forward-looking statements.

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KMP – 2Q Earnings	Page 15

CONTACTS

Larry Pierce	Investor Relations
Media Relations	(713) 369-9490
(713) 369-9407	km_ir@kindermorgan.com
larry_pierce@kindermorgan.com	www.kindermorgan.com

# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Consolidated Statement of Income
(Unaudited)
(in millions except per unit amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012

Revenues	$3,017	$2,010	$5,678	$3,858

Costs, expenses and other
Operating expenses	1,845	1,007	3,186	1,893
Depreciation, depletion and amortization	357	276	685	515
General and administrative	163	171	297	278
Taxes, other than income taxes	75	59	149	109
Other expense (income)	(24)	(20)	(24)	(20)
	2,416	1,493	4,293	2,775
Operating income	601	517	1,385	1,083

Other income (expense)
Earnings from equity investments	74	68	157	133
Amortization of excess cost of equity investments	(2)	(2)	(4)	(4)
Interest, net	(214)	(156)	(413)	(291)
Gain on sale of investments in Express	—	—	225	—
Gain on remeasurement of net assets to fair value	558	—	558	—
Other, net	19	9	23	10

Income before income taxes	1,036	436	1,931	931

Income taxes	(26)	(19)	(127)	(34)

Income from continuing operations	1,010	417	1,804	897

Income from discontinued operations	—	48	—	98
Loss on remeasurement of discontinued operations to fair value	—	(327)	(2)	(649)
Loss from discontinued operations	—	(279)	(2)	(551)

Net income	1,010	138	1,802	346

Net income attributable to Noncontrolling Interests	(10)	(6)	(19)	(8)

Net income attributable to KMP	$1,000	$132	$1,783	$338

Calculation of Limited Partners’ interest in Net Income (loss) attributable to KMP
Income from continuing operations attributable to KMP	$1,000	$408	$1,785	$883
Less: Pre-acquisition earnings and severance allocated to General Partner	4	21	(13)	21
Less: General Partner's remaining interest	(422)	(336)	(824)	(657)
Limited Partners' interest	582	93	948	247
Add: Limited Partners' interest in discontinued operations	—	(274)	(2)	(540)
Limited Partners' interest in net income	$582	$(181)	$946	$(293)

Limited Partners' net income (loss) per unit:
Income from continuing operations	$1.41	$0.27	$2.40	$0.73
Loss from discontinued operations	—	(0.80)	(0.01)	(1.59)
Net income (loss)	$1.41	$(0.53)	$2.39	$(0.86)
Weighted average units outstanding	413	342	395	340

Declared distribution / unit	$1.32	$1.23	$2.62	$2.43

	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012
Segment earnings before DD&A and amortization of excess investments
Natural Gas Pipelines	$1,123	$289	$1,680	$511
CO2	358	327	700	661
Products Pipelines	12	166	197	342
Terminals	207	195	393	382
Kinder Morgan Canada	50	52	243	102
	$1,750	$1,029	$3,213	$1,998

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Earnings Contribution by Business Segment
(Unaudited)
(in millions except per unit amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012
Segment earnings before DD&A and amortization of excess investments (1)
Natural Gas Pipelines (2)	$566	$238	$1,063	$517
CO2	351	320	691	657
Products Pipelines	179	166	379	342
Terminals	191	183	378	370
Kinder Morgan Canada	50	52	102	102
Total	$1,337	$959	$2,613	$1,988

Segment DD&A and amortization of excess investments
Natural Gas Pipelines (3)	$143	$44	$240	$94
CO2	118	112	234	216
Products Pipelines	33	29	66	58
Terminals	52	51	103	102
Kinder Morgan Canada	13	14	27	28
Total	$359	$250	$670	$498

Segment earnings contribution
Natural Gas Pipelines (1) (3)	$423	$194	$823	$423
CO2 (1)	233	208	457	441
Products Pipelines (1)	146	137	313	284
Terminals (1)	139	132	275	268
Kinder Morgan Canada (1)	37	38	75	74
General and administrative (1) (4)	(134)	(101)	(257)	(209)
Interest, net (1) (5)	(217)	(141)	(404)	(280)
Net income before certain items	627	467	1,282	1,001
Certain items
Gain (loss) on remeasurement of net assets to fair value	558	(327)	558	(649)
Acquisition costs (6)	(28)	—	(32)	—
Legal and environmental reserves (7)	(162)	—	(177)	—
Pre-acquisition earnings allocated to General Partner (8)	—	(21)	19	(21)
Mark to market, ineffectiveness, and amortization of certain hedges (9)	6	—	8	(3)
Insurance deductible, casualty losses and reimbursements (10)	16	12	14	12
Gain (loss) on sale of assets, net off income tax expense	(5)	7	134	7
Severance (11)	(4)	—	(6)	—
Other (12)	2	—	2	(1)
Sub-total certain items	383	(329)	520	(655)
Net income	$1,010	$138	$1,802	$346
Less: Pre-acquistion earnings and severence allocated to General Partner	4	21	(13)	21
Less: General Partner's remaining interest in net income (13)	(422)	(334)	(824)	(652)

Less: Noncontrolling Interests in net income	(10)	(6)	(19)	(8)
Limited Partners’ net income (loss)	$582	$(181)	$946	$(293)

Net income before certain items	$627	$467	$1,282	$1,001
Less: Noncontrolling Interest before certain items	(7)	(5)	(14)	(11)
Net income attributable to KMP before certain items	620	462	1,268	990
Less: General Partner’s interest in net income before certain items (13)	(418)	(337)	(819)	(658)
Limited Partners’ net income before certain items	202	125	449	332
Depreciation, depletion and amortization (14)	379	292	717	582
Book (cash) taxes - net	—	(2)	12	7
Express & Endeavor contribution	(6)	3	(5)	3
Sustaining capital expenditures (15)	(70)	(52)	(118)	(96)
DCF before certain items	$505	$366	$1,055	$828

Net income / unit before certain items	$0.49	$0.37	$1.14	$0.98
DCF / unit before certain items	$1.22	$1.07	$2.67	$2.44
Weighted average units outstanding	413	342	395	340
Notes ($ million)

(1)	Excludes certain items:
2Q 2012 - Natural Gas Pipelines $99, CO2 $7, Terminals $12, general and administrative expense $(73), interest $(19). YTD 2012 - Natural Gas Pipelines $99, CO2 $4, Terminals $12, general and administrative expense $(74), interest $(19). 2Q 2013 - Natural Gas Pipelines $557, CO2 $7, Products Pipelines $(167), Terminals $16, general and administrative expense $(32), interest $2.
YTD 2013 - Natural Gas Pipelines $617, CO2 $9, Products Pipelines $(182), Terminals $15, Kinder Morgan Canada $141, general and administrative expense $(46), interest $(13).

(2)	Includes $48 in 2Q and $105 in YTD 2012 related to assets classified for GAAP purposes as discontinued operations.

(3)
Includes $7 in YTD 2012 of DD&A expense related to assets classified for GAAP purposes as discontinued operations. Excludes $28 in 2Q and $28 in YTD 2012 and $19 in YTD 2013 of DD&A expense from our drop down asset groups for periods prior to our acquisition dates of August 1, 2012 and March 1, 2013, which are included in certain items above.

(4)
General and administrative expense includes income tax that is not allocable to the segments: 2Q 2012 - $3, YTD 2012 - $5, 2Q 2013 - $3, YTD 2013 - $6. Excludes $73 in YTD 2012 and $9 in YTD 2013 of G&A expense from our drop down asset groups for periods prior to our acquisition dates of August 1, 2012 and March 1, 2013, which are included in certain items above.

(5)
Interest expense excludes interest income that is allocable to the segments: 2Q 2012 - $4, YTD 2012 - $8, 2Q 2013 - $1, YTD 2013 - $4. Excludes $20 in YTD 2012 and $15 in YTD 2013 of interest expense from our drop down asset groups for periods prior to our acquisition dates of August 1, 2012 and March 1, 2013, which are included in certain items above.

(6)	Acquisition expense items related to closed acquisitions which would have been capitalized under prior accounting standards.

(7)	Legal reserve adjustments related to the rate case and other litigation and environmental matters of west coast Products Pipelines.

(8)	Earnings from our drop down asset groups for periods prior to our acquisition dates of August 1, 2012 and March 1, 2013.

(9)	Actual gain or loss will continue to be taken into account in earnings before DD&A at time of physical transaction.

(10)	Insurance deductible, write-off of assets, expenses and insurance reimbursements related to casualty losses.

(11)	Drop-down asset groups severance expense allocated to the General Partner.

(12)	Amortization of debt fair value adjustments related to purchase accounting, overhead credit on certain items capex, and Terminals severance.

(13)
General Partner's interest in net income reflects a reduction for the KinderHawk acquisition GP incentive giveback of $7 in 2Q 2012, $13 YTD 2012, $0 in 2Q 2013, and $4 in YTD 2013, and a reduction for the Copano acquisition GP incentive giveback of $50 in 2Q and $50 in YTD 2013.

(14)	Includes Kinder Morgan Energy Partner's (KMP) share of equity investees' DD&A: 2Q 2012 - $42, YTD 2012 - $84, 2Q 2013 - $20, and YTD 2013 - $47.

(15)	Includes KMP share of equity investees' sustaining capital expenditures: 2Q 2012 - $3, YTD 2012 - $5, 2Q 2013 - $1, and YTD 2013 - $1.

Volume Highlights
(historical pro forma for acquired assets)

	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012
Natural Gas Pipelines (1) (2)
Transport Volumes (Bcf)	1,372.5	1,449.5	2,911.9	2,888.2
Sales Volumes (Bcf)	220.0	215.6	432.1	428.4

CO2
Southwest Colorado Production - Gross (Bcf/d) (3)	1.2	1.2	1.2	1.2
Southwest Colorado Production - Net (Bcf/d) (3)	0.5	0.5	0.5	0.5
Sacroc Oil Production - Gross (MBbl/d) (4)	30.0	28.4	30.4	27.6
Sacroc Oil Production - Net (MBbl/d) (5)	25.0	23.6	25.3	23.0
Yates Oil Production - Gross (MBbl/d) (4)	20.7	20.8	20.6	21.0
Yates Oil Production - Net (MBbl/d) (5)	9.2	9.2	9.1	9.3
Katz Oil Production - Gross (MBbl/d) (4)	2.5	1.8	2.3	1.6
Katz Oil Production - Net (MBbl/d) (5)	2.1	1.5	1.9	1.4
NGL Sales Volumes (MBbl/d) (6)	9.6	9.5	9.9	9.3
Realized Weighted Average Oil Price per Bbl (7) (8)	$94.20	$85.96	$90.55	$88.25
Realized Weighted Average NGL Price per Bbl (8)	$44.17	$49.44	$45.36	$55.22

Products Pipelines
Pacific, Calnev, and CFPL (MMBbl)
Gasoline (9)	70.3	68.8	132.5	133.0
Diesel	28.0	26.6	52.3	51.1
Jet Fuel	21.6	23.0	42.1	43.8
Sub-Total Refined Product Volumes - excl. Plantation	119.9	118.4	226.9	227.9
Plantation (MMBbl)
Gasoline	35.3	30.9	70.9	61.8
Diesel	8.8	9.2	17.3	18.3
Jet Fuel	6.1	5.8	12.8	11.9
Sub-Total Refined Product Volumes - Plantation	50.2	45.9	101.0	92.0
Total (MMBbl)
Gasoline (9)	105.6	99.7	203.4	194.8
Diesel	36.8	35.8	69.6	69.4
Jet Fuel	27.7	28.8	54.9	55.7
Total Refined Product Volumes	170.1	164.3	327.9	319.9
NGLs (10)	8.0	7.2	17.8	14.6
Condensate (11)	2.6	—	4.6	—
Total Delivery Volumes (MMBbl)	180.7	171.5	350.3	334.5
Ethanol (MMBbl) (12)	9.7	7.8	18.4	15.1

Terminals
Liquids Leasable Capacity (MMBbl)	62.1	60.4	62.1	60.4
Liquids Utilization %	94.2%	92.2%	94.2%	92.2%
Bulk Transload Tonnage (MMtons) (13)	22.0	25.7	44.0	49.8
Ethanol (MMBbl)	15.6	16.3	30.8	34.2

Trans Mountain (MMbbls - mainline throughput)	26.8	26.9	53.6	51.8
____________
Notes:

(1)	Includes Texas Intrastates, Copano South Texas, KMNTP, Monterrey, TransColorado, MEP, KMLA, FEP, TGP, and EPNG pipeline volumes.

(2)	Volumes for acquired pipelines are included for all periods.

(3)	Includes McElmo Dome and Doe Canyon sales volumes.

(4)	Represents 100% production from the field.

(5)	Represents KMP's net share of the production from the field.

(6)	Net to KMP.

(7)	Includes all KMP crude oil properties.

(8)	Hedge gains/losses for Oil and NGLs are included with Crude Oil.

(9)	Gasoline volumes include ethanol pipeline volumes.

(10)	Includes Cochin and Cypress.

(11)	Includes KMCC and Double Eagle.

(12)	Total ethanol handled including pipeline volumes included in gasoline volumes above.

(13)	Includes KMP's share of Joint Venture tonnage.

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
PRELIMINARY ABBREVIATED CONSOLIDATED BALANCE SHEET
(Unaudited)
(in millions)

	June 30, 2013	December 31, 2012 (1)
ASSETS
Cash and cash equivalents	$656	$529
Other current assets	1,939	1,848
Property, plant and equipment, net	26,023	22,330
Investments	2,213	1,864
Goodwill, deferred charges and other assets	10,578	8,405
TOTAL ASSETS	$41,409	$34,976

LIABILITIES AND PARTNERS’ CAPITAL
Liabilities
Notes payable and current maturities of long-term debt	$1,899	$1,155
Other current liabilities	2,717	2,092
Long-term debt	17,338	15,907
Debt fair value adjustments	1,417	1,698
Other	1,230	1,362
Total liabilities	24,601	22,214

Partners’ capital
Accumulated other comprehensive income	75	168
Other partners’ capital	16,378	12,327
Total KMP partners’ capital	16,453	12,495
Noncontrolling interests	355	267
Total partners’ capital	16,808	12,762
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$41,409	$34,976

Total Debt, net of cash and cash equivalents, and excluding the debt fair value adjustments	$18,581	$16,533
Segment earnings before DD&A and certain items	$5,148	$4,560
G&A	(480)	(432)
Income Taxes	52	40
EBITDA (2) (3)	$4,720	$4,168

Debt to EBITDA (4)	3.9	4.0

____________
Notes:

(1)	December 2012 balance sheet recast to reflect the transfer of assets among entities under common control.

(2)	EBITDA includes add back of KMP's share of equity investees' DD&A.

(3)	EBITDA is last twelve months

(4)	Actual December 2012 Debt to EBITDA as reported prior to the recast of assets under common control was 3.7X.